SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by registrant  |X|

Filed by a party other than the registrant |_|

Check the appropriate box:

  |_|    Preliminary proxy statement

  |X|    Definitive proxy statement

  |_| Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

  |_|    Definitive additional materials

  |_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          BRUNSWICK TECHNOLOGIES, INC.
             ------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

             ------------------------------------------------------
    (Name of Person[s] Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

       |X|       No fee required

       |_|       Fee computed on table below per Exchange Act Rules 14a-(6)(i)
                 (1) and 0-11.

       (1)       Title of each class of securities to which transaction applies:

             ------------------------------------------------------

       (2)       Aggregate number of securities to which transactions applies:

             ------------------------------------------------------






       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

             ------------------------------------------------------

       (4)       Proposed maximum aggregate value of transaction:

             ------------------------------------------------------

       (5)       Total fee paid:

             ------------------------------------------------------

       |_|   Fee paid previously with preliminary materials.

       |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)       Amount previously paid:

             ------------------------------------------------------

       (2)       Form, schedule or registration statement no.:

             ------------------------------------------------------

       (3)       Filing party:

             ------------------------------------------------------

       (4)       Date filed:

             ------------------------------------------------------



-----------------------------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined










                          BRUNSWICK TECHNOLOGIES, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          April 29, 1997 -- 10:00 A.M.


         You are hereby notified that the Annual Meeting of Stockholders of Brunswick Technologies, Inc. will be held on April 29, 1997, at 10:00 A.M., at the Marriott at Sable Oaks, 200 Sable Oaks, South Portland, Maine, 04106, to consider and act upon the following matters:


         1.   To elect the members of the Board of Directors;


         2. To ratify the action of the directors in selecting Coopers & Lybrand L.L.P. as independent accountants for the Company; and


         3. To transact such other business as may properly come before the meeting.


         If you are unable to attend the meeting personally, please be sure to date, sign and return the enclosed proxy in the envelope provided to: Boston EquiServe, L.P., 150 Royall Street, Mail Stop 45-02-62, Canton, Massachusetts 02021.


         Only stockholders of record on the books of the Company at the close of business on March 24, 1997 are entitled to notice of and to vote at the meeting.


                                       By Order of the Board of Directors,


                                       Daniel G. McKay, Clerk


Dated:  March 26, 1997








                          BRUNSWICK TECHNOLOGIES, INC.

                               EXECUTIVE OFFICES:
                                43 BIBBER PARKWAY
                             BRUNSWICK, MAINE 04011

                                 PROXY STATEMENT

         This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about March 31, 1997. The accompanying proxy is solicited by the Board of Directors of Brunswick Technologies, Inc. (hereinafter called the "Company") for use at the Annual Meeting of Stockholders to be held on April 29, 1997, and any adjournment or adjournments thereof. The cost of soliciting proxies will be borne by the Company. Directors, officers and a few employees may assist in the solicitation of proxies by mail, telephone, telegraph and personal interview without additional compensation.

         When a proxy is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. You are urged to specify your choices on the enclosed proxy card. If a proxy is signed and returned without specifying choices, the shares will be voted 'FOR' proposals 1 and 2 and at the discretion of the persons named as proxies in the manner they believe to be in the best interests of the Company as to other matters that may properly come before the meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the meeting by written notice to the Company, by oral notice to the Clerk at the meeting or by submitting a later dated proxy.

         The Board of Directors has fixed the close of business on March 24, 1997 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting. On the record date, there were 4,547,604 shares of the Company's common stock, $0.0001 par value (the "Common Stock") issued and outstanding, each of which is entitled to one vote. The holders of Common Stock do not have cumulative voting rights.


                                QUORUM AND VOTING

         The presence in person or by proxy at the annual meeting of holders of one-half (1/2) of the Common Stock issued and outstanding is required for a quorum. Therefore, holders of not less than 2,273,802 shares of Common Stock must be present in person or by proxy for there to be a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of directors and/or abstain from voting on the ratification of the accountants, as well as "broker non-votes", discussed below, count toward establishing the presence of a quorum.

         Assuming the presence of a quorum, directors of the Company are elected by majority vote of the shares of Common Stock present in person or by proxy and voting in the election of directors. Shares may be voted for or withheld from each nominee for election as a director. Shares for which the vote is withheld and "broker non-votes" will be excluded entirely and have no effect on the election of directors of the Company.

         Under applicable rules, brokers who hold shares of the Company's Common Stock in street name have the authority to vote the shares in the broker's discretion on "routine" matters if they have not received specific instructions from the beneficial owner of the shares. The uncontested election of directors and the ratification of independent accountants are "routine" matters for this purpose. With respect to matters which are determined by the appropriate broker-dealer regulatory organization to be "non-routine," none of which is currently on the agenda for this meeting of the Company's stockholders, brokers may not vote shares held in street name without specific instructions from the beneficial owner. If a broker holding shares in street name submits a proxy card on which the broker physically lines out the matter, that action is called a "broker non-vote" as to that matter. "Broker non-votes" are not counted in determining the number of votes cast with respect to the matter. If a broker submits a proxy but does not indicate a specific choice on a "routine" matter, the shares will be voted as specified in the proxy card. At this meeting of the Company's stockholders, shares represented by such a proxy card would be voted for the election of the director nominees and for ratification of the independent accountants.


                              ELECTION OF DIRECTORS
                             (Item 1 on Proxy Card)

         The Board of Directors currently consists of seven members, with the terms of all of the directors expiring at each annual meeting of stockholders.

         The term of the current Board of Directors, currently consisting of Martin S. Grimnes, David M. Coit, William M. Dubay, Donald R. Hughes, Max G.
Pitcher, David E. Sharpe and Peter N. Walmsley, expires at the 1997 annual meeting. It is proposed that these directors be elected to serve another term. Unless otherwise instructed in the proxy, all proxies will be voted to elect these same directors to another one-year term expiring at the 1997 annual meeting, with each such director to hold office until his successor has been duly elected and qualified. The Company does not contemplate that any of these directors will be unable to serve, but in that event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE 'FOR' THE ELECTION OF MESSRS. GRIMNES, COIT, DUBAY, HUGHES, PITCHER, SHARPE AND WALMSLEY.

         The following table and narrative sets forth information regarding the principal occupation, other affiliations, committee memberships and age of the nominees and directors of the Company continuing in office.


                                                              Position                     Director
         Name                           Age                 With Company                     Since
         ----                           ---                 ------------                     -----

Nominees For Election:

     Martin S. Grimnes                   49        Chairman of the Board, Chief              1984
                                                   Executive Officer and Director

     William M. Dubay (1)                46        President, Chief Operating                1997
                                                   Officer and Director

     David M. Coit                       49        Director                                  1987

     Donald R. Hughes (1)(2)             67        Director                                  1997

     Max G. Pitcher (1)(2)               61        Director                                  1997

     David E. Sharpe (2)                 54        Director                                  1993

     Peter N. Walmsley                   61        Director                                  1991

-----------

(1)      Member of the Audit Committee.

(2)      Member of the Compensation Committee.

         MARTIN S. GRIMNES is the founder of the Company and since the Company's inception in 1984, has served as a director and between 1984 and 1987 as President and Treasurer. Mr. Grimnes has been Chief Executive Officer since the Company's inception and Chairman of the Board since 1987. Mr. Grimnes has a textile engineering degree from the Technische Akademie e.V. in Hohenstein, Germany and a B.S. in Industrial Management from the University of Vermont. Prior to founding the Company, he was export manager for W.S. Libbey Co. of Lewiston, Maine, an industrial and decorative textile manufacturer (1980 - 1984) and General Manager of Sandvika Veveri A/S of Oslo, Norway, a decorative textile manufacturer (1974 - 1980).

         WILLIAM M. DUBAY has been employed by the Company since May 1989, has served as President and Chief Operating Officer since November 1991, and has been a director since the completion of the Company's initial public offering in February, 1997. Mr. Dubay received a B.A. in Business Education from Thomas College in Waterville, Maine. Prior to his employment by the Company, he was Manager of Provider Services for Blue Cross/Blue Shield of Maine (November 1987 through April 1989) and from June 1981 through August 1987 was employed by Sabre Yachts in South Casco, Maine, a nationally known manufacturer of premium quality sailing yachts, where he earned successive promotions to Senior Manager, Manufacturing.

         DAVID M. COIT has been, since 1986, President of North Atlantic Capital Corporation, a venture capital management company which manages three venture capital funds, including North Atlantic Venture Fund, L.P. Mr. Coit is also a General Partner of North Atlantic Capital Partners, Limited Partnership, which is the General Partner of the venture fund. Previously, Mr. Coit was President of Maine Capital Corporation and an Assistant Vice President for commercial lending of First National Bank of Boston. Mr. Coit attended Yale University and received his M.B.A. from the Harvard Graduate School of Business Administration.

         DONALD R. HUGHES, who became a director upon the completion of the Company's initial public offering in February, 1997, retired from his previous positions as Vice Chairman, Chief Financial Officer, and director of Burlington Industries, Inc., where he had been employed for over 35 years, at the end of 1994. Mr. Hughes is currently a consultant to Burlington. Mr. Hughes is former Chairman of the Fiber, Fabric and Apparel Coalition for Trade, the former President of the American Textile Manufacturers Institute, and former Chairman of the North Carolina Citizens for Business and Industry. He is a director of the Wachovia Corporation, and a member of the Board of Visitors of the University of North Carolina at Chapel Hill's Graduate School of Business
Administration.  He is also on the  Board  of  Trustees  of the  Moses  H.  Cone
Memorial Hospital in Greensboro, North Carolina. Mr. Hughes received his bachelor's and master's degrees from Harvard University.

         MAX G. PITCHER, who became a director upon the completion of the Company's initial public offering in February, 1997, is President of NEFT Inc., which manufactures oil equipment in Russia. Mr. Pitcher retired from Conoco Inc. on January 1, 1993, where he was executive vice president, exploration production, with oversight responsibility for Europe, Africa, and the former U.S.S.R. Mr. Pitcher had been with Conoco for 30 years. He was also a senior vice president of E.I. du Pont de Nemours and Company, Inc., the parent company of Conoco. Mr. Pitcher received his bachelor's and master's degrees in petroleum geology from Brigham Young University and his Ph.D. in geology from Columbia University. He is a member of the American Association of Petroleum Geologists
(AAPG) and currently serves on AAPG's industry liaison committee.

         DAVID E. SHARPE has been employed in management or executive positions for Vetrotex CertainTeed Corp. and its affiliates for more than 22 years, most recently serving since 1989 as vice president of sales and marketing of Vetrotex. Vetrotex is a stockholder of the Company and a major supplier of raw materials thereto. Mr. Sharpe is a member of the Board of the Composites
Institute of the Society of the Plastics Industry, Inc. He holds a B.S. in biology and chemistry from Otterbein College in Westerville, Ohio and an M.B.A. in finance and economics from New York University.

         PETER N. WALMSLEY has been for more than the past five years, one of two general partners of AMT Associates Ltd., which is the sole general partner of both AMT Venture Partners, Ltd. and JHAM Limited Partnership, which are venture capital funds and stockholders of the Company. During the past five years he has been President and 50% owner of AMT Management, Inc., and also for the last three years, President and sole owner of

Newton Delaware, Inc., corporations which manage the two funds. Mr. Walmsley was previously Manager, Acquisitions & Divestitures in the Corporate Plans Department at E.I. du Pont de Nemours and Company, Inc., where he was also responsible for corporate venture capital activities. Mr. Walmsley received his Ph.D. in chemical engineering at Manchester University in England.

               INFORMATION ABOUT BOARD OF DIRECTORS AND COMMITTEES

MEETINGS

         The Company's Board of Directors held 10 meetings during fiscal year 1996. The Board has standing audit and compensation committees; there is no nominating committee. All directors attended more than 75% of all meetings of the Board and of the committees of which they were members.

AUDIT COMMITTEE

         The Audit Committee currently consists of three members: William M. Dubay, Donald R. Hughes and Max G. Pitcher. The Audit Committee meets with the Company's auditors and principal financial personnel to review the results of the annual audit. The Audit Committee also reviews the scope of, and establishes fees for, audit and non-audit services performed by the independent accountants, reviews the independence of the independent accountants and the adequacy and effectiveness of the Company's internal accounting controls. The Audit Committee held three meetings in fiscal year 1996.

COMPENSATION COMMITTEE

         The Compensation Committee establishes the compensation, including bonus and incentive arrangements, of the Company's Chief Executive Officer and considers and approves or modifies the recommendations of the Chief Executive Officer as to the proposed compensation of each executive officer of the Company whose aggregate compensation exceeds a threshold amount of $100,000. The Compensation Committee currently consists of three members: David E. Sharpe, Donald R. Hughes and Max G. Pitcher. The Compensation Committee held three meetings in fiscal year 1996.

COMPENSATION OF DIRECTORS

         All Directors are reimbursed by the Company for their out-of-pocket expenses incurred in connection with attendance at Board and committee meetings or otherwise in the performance of their services as a Director. Messrs. Hughes and Pitcher each receive an annual retainer of $6,000, payable quarterly, and a fee of $1,000 for each Board or committee meeting attended. Furthermore, each of Messrs. Hughes and Pitcher received (at each of their elections to the Board in February 1997) an issuance of 500 shares of Common Stock and a grant of an option to purchase 4,500 shares of Common Stock exercisable at the fair market value at time of grant, which option vests in three equal tranches over a three year period so long as he remains a director. No other Directors receive any compensation for performance of their services as Directors.

                               EXECUTIVE OFFICERS

         The following table sets forth certain information concerning the executive officers of the Company who are not also directors. The executive officers of the Company are elected annually by the Board of Directors following the Annual Meeting of Stockholders and serve at the discretion of the Board.

         Name                       Age                      Position with Company
         ----                       ---                      ---------------------

Robert R. Fuller                     40              Vice President, Sales

John P. O'Sullivan                   55              Chief Financial Officer and Treasurer

Thomas L. Wallace                    44              Vice President, Manufacturing

Peter L. DeWalt                      60              President, Advanced Textiles, Inc.


         ROBERT R. FULLER has served as Vice President, Sales, since 1993 and has been with the Company since 1990. Mr. Fuller received his B.S. in engineering-naval architecture from the University of Michigan in Ann Arbor. Prior to his employment with the Company, Mr. Fuller founded and was Chief Executive Officer of Advanced Sail Concepts, a ship design firm located in Massachusetts and North Carolina. He has also served as a naval architect and project manager with General Dynamics in Quincy, Massachusetts.

         JOHN P. O'SULLIVAN has served as Chief Financial Officer of the Company since October 1994 and as Treasurer since March 1995. From January 1979 to April 1994, Mr. O'Sullivan was Vice President, Finance and Administration for Bangor Hydro Electric Co. in Bangor, Maine. From 1975 to 1978, he served as Commissioner of Finance and Administration (the Chief Financial Officer) for the State of Maine. Mr. O'Sullivan is both a Certified Management Accountant and a Certified Public Accountant, and received his B.A. in economics from the College of the Holy Cross and his M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

         THOMAS L. WALLACE has served as Vice President, Manufacturing since January 1994. Prior thereto he was Manufacturing Manager for Personal Electronics in Manchester, N.H. from March 1992 through December 1993, Director of Quality Assurance for AM Technologies in Manchester, N.H. from August 1991 until March 1992 and Director of Operations for Summa Four, also in Manchester, N.H. from May 1983 until August 1991. Mr. Wallace received his B.S. in business management from Franklin Pierce College and has completed various M.B.A. courses at the University of New Hampshire.

         PETER L. DEWALT has been President of Advanced Textiles, Inc., a wholly-owned subsidiary of the Company, since 1985. Mr. DeWalt was a co-founder of ATI, and was previously employed for over two decades by PPG Industries, Inc., in various executive positions in manufacturing, technical service, product development, sales and marketing. Mr. DeWalt is a graduate of Waynesburg College.

                              SECURITIES OWNERSHIP

         The following table sets forth information as of March 24, 1997 regarding beneficial ownership of Common Stock of each director and each executive officer named in the Summary Compensation Table, all directors and executive officers as a group, and each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock.



         Name of Owner                                       Number (1)                 Percent
         -------------                                       ----------                 -------

David E. Sharpe* (2)                                            713,746                 13.8%
  750 E. Swedesford Road
  Valley Forge, PA 19482

Vetrotex CertainTeed Corp. (2)                                  713,746                 13.8%
  750 E. Swedesford Road
  Valley Forge, PA 19482

David M. Coit* (3)                                              658,747                 12.7%
  70 Center Street
  Portland, ME 04101

North Atlantic Venture Fund, L.P (3)                            658,747                 12.7%
  70 Center Street
  Portland, ME 04101

Peter N. Walmsley* (4)                                          393,938                 7.6%
  10929 Wickshire Way
  Rockville, MD 20852

AMT Associates, Ltd. (4)                                        392,938                 7.6%
  10929 Wickshire Way
  Rockville, MD 20852

Martin S. Grimnes* (5)                                          320,760                 6.2%
  43 Bibber Parkway
  Brunswick, ME 04011

William M. Dubay* (6)                                           114,840                 2.2%

Robert Fuller (7)                                                70,224                 1.4%

Donald R. Hughes*                                                   500                    +

Max G. Pitcher*                                                     500                    +

All Directors and Officers as a group
  (12 persons)(8)                                             2,316,085                44.8%


-----------------------
  * Member of Board of Directors of the Company.
  + Less than 1%.

         (1) For the purpose of calculating this table of beneficial ownership, the number of shares of Common Stock deemed outstanding, 5,171,073 shares, include: (i) 4,547,604 shares of Common Stock and (ii) 623,469 shares of Common Stock issuable upon exercise of common stock purchase warrants and employee stock options which are exercisable within 60 days of March 24, 1997.

         (2) Mr. Sharpe, a director of the Company, is the Vice President, Sales and Marketing, of Vetrotex. Mr. Sharpe disclaims beneficial ownership of shares held or beneficially owned by Vetrotex.

         (3) Shares beneficially owned by North Atlantic Venture Fund, L.P. (the "Selling Stockholder") consists of 658,747 shares. If the over-allotment option for 375,000 shares given by the Selling Stockholder to the underwriters of the Company's initial public offering is exercised in full on or before March 27, 1997, the Selling Stockholder will beneficially own 283,747 shares (or approximately 5.4%) of the Common Stock after the Offering. Mr. Coit is a general partner of North Atlantic Capital Partners, Limited Partnership, the sole general partner of NAVF and has voting control of the shares owned by the Selling Stockholder. Messrs. Coit and Peters disclaim beneficial ownership of shares held or beneficially owned by the Selling Stockholder except to the extent of their pecuniary interests therein.

         (4) Shares beneficially owned by AMT Venture Partners, Ltd. ("AMT") and JHAM Limited Partnership ("JHAM") consists of 392,938 shares. Mr. Walmsley owns 1,000 shares personally. Mr. Walmsley is one of two general partners of AMT Associates Ltd., which is a general partner of both AMT and JHAM, which are venture capital funds and stockholders of the Company. AMT Associates Ltd. has 100% of the voting powers of the shares owned by AMT and JHAM. Mr. Walmsley disclaims beneficial ownership of shares held or beneficially owned by AMT Associates Ltd., AMT and JHAM except to the extent of his pecuniary interest therein.

         (5) Includes 119,460 shares of Common Stock subject to options exercisable within 60 days of March 24, 1997.

         (6) Includes 114,840 shares of Common Stock subject to options exercisable within 60 days of March 24, 1997.

         (7)  Includes   70,224  shares  of  Common  Stock  subject  to  options
exercisable within 60 days of March 24, 1997.

         (8) Includes 336,204 shares of Common Stock subject to options exercisable within 60 days of March 24, 1997. As of March 24, the Company expects the underwriters of the Company's initial public offering to exercise their over-allotment option and purchase an additional 175,000 shares from the Selling Stockholder. Assuming such an exercise, directors and officers as a group will beneficially own 2,141,085 shares (or approximately 41.4%) of the Common Stock.

                             EXECUTIVE COMPENSATION

1.       REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing the compensation, including bonus and incentive arrangements, of the Company's Chief Executive Officer and to consider and approve or modify the recommendations of the Chief Executive Officer as to the proposed compensation of each executive officer of the Company whose aggregate compensation exceeds a threshold amount of $100,000.

         The compensation policy of the Company for its executive officers is based on the following principles:

         o The compensation program should support the strategic and financial objectives of the Company by rewarding its executive officers for regular and significant improvement in earnings and increase in the value of the Company's Common Stock;

         o The compensation program should reflect the highly competitive nature of the industry in which the Company operates, and the fact that the key executives throughout the industry are known to each other; and

         o An important part of the compensation program is to provide performance-based incentives to executive officers by way of equity ownership so that, with successful performance and the consequent increase in the value of the Company, their interests become more and more aligned with those of the owners of the Company's Common Stock.

         The Company is a leading developer and producer of engineered reinforcement fabrics used in the fabrication of composite materials. The Company's technologically advanced stitchbonding equipment and processes prepare fabrics which are used in the construction of such diverse items as boats, skis, diving boards, protective helmets and ballistic armor applications, car and truck parts, and industrial tanks and pipes. As a result of their superior features, composite reinforcement fabrics are increasingly demanded by a growing number of industries and applications, including transportation, infrastructure, recreation, petro-chemical and construction. There are competitors which the Company believes that have significant shares of these markets, and are known to the members of the Committee, whose experience in the industry is extensive.

         The Chief Executive Officer's salary, bonus and, when granted, options to purchase stock of the Company, are determined annually by the Committee based on the Committee's subjective evaluation of a variety of factors, each of which is weighted, again subjectively, by each member of the Committee according to his own experience and background. Among the criteria used by each member of the Committee in making his evaluation of the appropriate compensation of the Chief Executive Officer are:

         o  the compensation of the chief executives of competitive entities;
         o his influence on the performance of the Company through his management, financial and/or sales skills;
         o his ability to work with, influence and effectuate the policies of the Board of Directors;
         o his skill in long range planning for the Company's future growth and activities; and
         o the manner in which he positions the Company to succeed in what has been in recent years a very competitive market.

These criteria are used by the members of the Committee in determining each element of compensation. There is no specific relationship between the performance of the Company and the compensation of the executive officers, although, with respect to bonuses and stock options, performance of the Company is given more weight by the Committee than the other criteria. The Committee believes that the total compensation program for executives of the Company is on a level with the compensation programs provided by other companies facing similar challenges.

         The salary shown in the Summary Compensation Table represents the fixed portion of compensation for each named executive officer for the year. Changes in salary depend upon overall Company performance as well as levels of base salary paid by companies of similar size in the Company's industry.

         It should be noted that none of the executive officers named in the Summary Compensation Table below received any new grants of options in 1996. In order to provide what the Committee believes to be appropriate and continuing long-term incentives to these named executive officers, and in order to align more fully the interests of the stockholders and the named executive officers, the Company granted new options for 11,250 shares in the aggregate to the named executive officers in 1997, effective upon the Company's successful initial public offering in 1997. As these options were granted with exercise prices equal to the market value of the Common Stock on the grant date, they provide incentive for the creation of stockholder value over the long term since their full benefit cannot be realized unless there occurs over time an appreciation in the price of the Common Stock. The Committee considers the number of shares to be an appropriate incentive for the named executive officers to continue to focus on building stockholder value.

         The Board of Directors adopted a formula profit sharing plan in September of 1995. A bonus pool was calculated as a percentage of annual net revenue, adjusted by the rate of revenue growth. One-half of this bonus pool was disbursed to management in 1996 according to the approved plan, while the other one-half of the bonus pool was disbursed to all other employees in an amount directly proportional to their wage level. For the fiscal year ended December 31, 1996, a bonus will be disbursed in 1997 to non-management employees only. Management employees will not receive a bonus from the formula profit sharing plan. The Board of Directors each year sets the maximum amount available to be awarded as bonuses.

         The Committee has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers of the employing company. Based on such review, the Committee believes that the limitation had no effect on the Company in 1996 nor will it have any effect on the Company in 1997.

                             Respectfully submitted,


                             David E. Sharpe, Chairman
                             Donald R. Hughes
                             Max G. Pitcher


2.       REPORT OF THE CHIEF EXECUTIVE OFFICER

         The Chief Executive Officer recommends to the Committee the proposed compensation (other than his own) of each executive officer of the Company whose aggregate compensation exceeds $100,000. The Committee considers, and approves or modifies, the recommendations of the Chief Executive Officer.

         In making his evaluation of the performance of an executive officer in his area of responsibility, and in formulating his recommendation to the Committee, while the Chief Executive Officer adheres to the criteria and principles enunciated in the Committee's report set forth above, he relies most heavily on the following criteria used by the Committee:

         o the executive's influence on the performance of the Company through his management, financial and/or sales skills;
         o the executive's skill in long range planning for the Company's future growth and activities; and
         o the manner in which the executive positions the Company to succeed in the future.

                             Respectfully submitted,


                             Martin S. Grimnes


3.       COMPENSATION COMMITTEE INTERLOCKS

         Prior to the Company's initial public offering, Martin S. Grimnes, Chairman and Chief Executive Officer, served on the Compensation Committee of the Board of Directors.

4.       EMPLOYMENT AGREEMENT WITH PETER L. DEWALT

         In 1996, as part of the Company's acquisition of Advanced Textiles, Inc. ("ATI"), ATI and Peter L. DeWalt entered into a two-year employment agreement pursuant to which Mr. DeWalt continues to serve, commencing on October 30, 1996, as President of ATI. Mr. DeWalt receives a base salary of $125,000. In the event that the Compensation Committee determines, in its discretion, that Mr. DeWalt has performed satisfactorily in connection with the integration of the operations of ATI with those of the Company, on October 30, 1997 ATI would pay Mr. DeWalt a performance bonus of up to $40,000. Mr. DeWalt will also be eligible for a bonus of up to $40,000 on October 30, 1998, on the same terms. Upon the successful completion of the Agreement's two-year term, the Company will issue to Mr. DeWalt an additional 5,350 shares of Common Stock. Mr. DeWalt also received, pursuant to the agreement, an option to purchase 9,900 shares of Common Stock at an exercise price of $9.50 per share, which option vests on October 30, 1998.

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the two other most highly compensated executive officers of the Company (hereafter referred to as the "named executive officers") during the fiscal year ended December 31, 1996:

                                                    Annual Compensation
                                                    -------------------
              Name and                                                      Other Annual
         Principal Position                Salary($)                        Compensation($)
         ------------------                ---------                        ---------------

Martin S. Grimnes,                          109,994                             12,275(1)
  Chairman and Chief
  Executive Officer

William M. Dubay,                           104,120                             27,186(2)
  President and Chief
  Operating Officer

Robert R. Fuller,                            98,906                             13,961(3)
  Vice President, Sales
---------


    (1) Includes an aggregate of $5,970 for accrued but unpaid bonuses for the fiscal year ended December 31, 1995, $3,402 in payments for health insurance, personal use of a company car valued at $1,107 and $1,796 for paid sick time.

    (2) Includes $1,999 in payments for accrued but unused vacation time, $3,348 for an accrued but unpaid bonus for the fiscal year ended December 31, 1995, $16,650 for accrued but unpaid salary earned in the fiscal year ended December 31, 1995, $3,405 in payments for health insurance, personal use of a company car valued at $1,165 and $619 for paid sick time.

    (3) Includes $2,790 for an accrued but unpaid bonus for the fiscal year ended December 31, 1995, $3,158 in payments for health insurance, personal use of a company car valued at $6,054 and $1,959 for paid sick time.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

         The following table sets forth information concerning unexercised options held on December 31, 1996 by the named executive officers:

                                            Number of Securities               Value of Unexercised
                                           Underlying Unexercised                  In-the-Money
                                              Options/SAR's at                   Options/SAR's at
                                               Fiscal Year-End                    Fiscal Year-End
                                                     (#)                                ($)
                                                Exercisable/                       Exercisable/
Name                                            Unexercisable                      Unexercisable
----                                            -------------                      -------------
Martin S.  Grimnes                                  119,460/                      $1,088,620/
                                                     15,840                       $  126,480

William M.  Dubay                                   114,840/                      $1,053,690/
                                                     11,880                       $   94,860

Robert R.  Fuller                                    70,224/                      $  623,840/
                                                     11,880                       $   94,860


         None of the named executive officers received any grants of stock options during the fiscal year ended on December 31, 1996, and no graph is provided for showing cumulative shareholder return, as the Company has been trading only since February 5, 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALE OF STOCK TO VETROTEX CERTAINTEED CORP.

         In August, 1993, the Company and certain stockholders sold an aggregate of 528,000 shares of Series D Convertible preferred stock, 46,860 shares of Series AA preferred stock and 5,940 shares of Series BB preferred stock of the Company to Vetrotex for an aggregate cash purchase price of $1,936,000. The purchase price was determined by negotiation between the Company, the selling stockholders, and Vetrotex. Concurrently with such sale, certain stockholders sold 70,686 shares of Common Stock for a purchase price equal to $1.52 per share. The selling stockholders included Martin S. Grimnes, Chairman and Chief Executive Officer, William M. Dubay, Chief Operating Officer and director, and Robert R. Fuller, Vice President, Sales. Messrs. Grimnes, Dubay and Fuller received $50,000, $23,000 and $10,600, respectively, from the sale to Vetrotex of 33,000, 15,180 and 6,996 shares, respectively, of Common Stock. The Company also received an aggregate of $1,760,000 from Vetrotex in the sale of 528,000 shares of Series D preferred stock. Vetrotex is a major supplier of raw materials to the Company. In March 1992 Vetrotex loaned the Company $300,000, on an interest-free basis, to finance the purchase and modification of one stitchbonding machine. Vetrotex obtained a purchase money security interest in the machine. The final payment of $15,000 is due on April 1, 1997.

ACQUISITION OF ADVANCED TEXTILES, INC.

         In October 1996 the Company acquired all of the capital stock of Advanced Textiles, Inc. ("ATI") from Burlington Industries, Inc. and Peter L. DeWalt. Mr. DeWalt, who was the President of ATI and held capital stock of ATI equal to less than 1% of the outstanding capital stock of ATI, received 5,350 shares of Common Stock in connection with the sale of his interest in ATI to the Company. Mr. DeWalt continues in his position as President of ATI pursuant to an employment agreement, the terms of which are described elsewhere in this Proxy Statement.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                             (ITEM 2 ON PROXY CARD)

         The Board of Directors has selected Coopers & Lybrand L.L.P., independent accountants, to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1997. In accordance with a resolution of the Board of Directors, this selection is being presented to the stockholders for ratification at the meeting.

         Coopers & Lybrand L.L.P. has no direct or indirect material financial interest in the Company or its subsidiaries. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting and will be given the opportunity to make a statement on behalf of Coopers & Lybrand L.L.P. if they so desire. The representatives also will be available to respond to questions raised by those in attendance at the meeting.

         Proxies solicited by management will be voted for ratification of the selection of Coopers & Lybrand L.L.P. unless stockholders specify otherwise. As discussed at the beginning of this proxy statement, the affirmative vote of a majority of the outstanding shares of Common Stock is required to ratify the selection of Coopers & Lybrand L.L.P.; ratification of this appointment is not, however, required. If the selection is not ratified by the stockholders, the Board of Directors will not change the appointment for fiscal year 1997, but will consider the stockholder vote in appointing auditors for fiscal year 1998.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE 'FOR' RATIFICATION OF COOPERS & LYBRAND L.L.P.

CHANGES IN ACCOUNTANTS

         In July 1995, the Company advised KPMG Peat Marwick LLP ("Peat Marwick") that it would no longer retain the firm as independent accountants due to the closing of Peat Marwick's office in Portland, Maine. The reports of Peat Marwick for the previous years (1994 and 1993) did not contain an adverse opinions or a disclaimer of opinions, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended by the Company's Audit Committee and approved by the full Board of Directors. During the periods reviewed by Peat Marwick there were no disagreements with Peat Marwick on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Peat Marwick, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Coopers and Lybrand L.L.P. was engaged by the Company as its independent accountants in July 1995.

                                  OTHER MATTERS

         As of the date of this proxy statement, the management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting of Stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.


                              STOCKHOLDER PROPOSALS

         Any stockholder desiring to present a proposal for consideration at the Company's next annual meeting of stockholders, which is currently scheduled to be held on April 29, 1998, must submit the proposal to the Company so that it is received at the principal executive offices of the Company, 43 Bibber Parkway, Brunswick, Maine, 04011, on or before December 1, 1997. Any stockholder desiring to submit a proposal should consult applicable rules and regulations of the Securities and Exchange Commission.


                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and NASDAQ. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         As the Company was not registered under, nor subject to, the Securities Exchange Act of 1934 at any time during its fiscal year ended December 31, 1996, none of the Company's officers, directors or greater than ten percent stockholders were required to make any filings under Section 16(a) in fiscal 1996.


         A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 1996 MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO JOHN P. O'SULLIVAN, CHIEF FINANCIAL OFFICER, BRUNSWICK TECHNOLOGIES, INC., 43 BIBBER PARKWAY, BRUNSWICK, MAINE, 04011.